EXHIBIT 99.1
Vital Energy Provides Select Preliminary Fourth-Quarter 2023 Results
Total and oil production exceed outlook with capital investments in-line
Company provides fourth-quarter and full-year 2023 earnings and conference call details
TULSA, OK - January 9, 2024 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today provided select preliminary results for fourth-quarter 2023, including average daily total and oil production and incurred capital investments. Details for the Company’s fourth-quarter and full-year 2023 earnings release and conference call are provided within this release.
Fourth-Quarter 2023 Preliminary Production and Capital Expenditures
Production. The Company’s fourth-quarter 2023 total production averaged approximately 113.4 thousand barrels of oil equivalent per day ("MBOE/d"), above guidance of 101.8 - 105.8 MBOE/d. Oil production for the quarter averaged approximately 52.8 thousand barrels of oil per day ("MBO/d"), above guidance of 47.9 - 50.9 MBO/d. Production results were primarily driven by outperformance of recently turned-in-line wells in Howard and Upton counties. Earlier-than-expected closing dates for previously announced transactions and the acquisition of additional working interests during the quarter contributed approximately 1,250 BOE/d (60% oil) to quarterly production.
Capital Investments. Total incurred capital expenditures during fourth-quarter 2023 were approximately $190 million, excluding non-budgeted acquisitions and leasehold expenditures, in-line with guidance of $175 - $190 million.
Fourth-Quarter 2023 Average Shares Outstanding
For the three months ended December 31, 2023, diluted weighted-average shares outstanding was approximately 29.8 million. The outstanding 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock (the "Series A Preferred Stock") is included in diluted weighted-average shares outstanding.
As of December 31, 2023, total shares of common stock outstanding was approximately 35.4 million and total shares of Series A Preferred Stock outstanding was 595,104. Share count includes common shares held in escrow related to the Maple and Tall City acquisitions.

Fourth-Quarter 2023 Earnings Release and Conference Call Details
Vital Energy plans to report complete fourth-quarter and full-year 2023 financial and operating results after market close on Wednesday, February 21, 2024, and host a conference call and webcast at 7:30 a.m. CT on Thursday, February 22, 2024.
To participate in the call, dial 800.715.9871, using conference code 6099172 or listen to the call via the Company's website at www.vitalenergy.com, "Investor Relations | News & Presentations | Upcoming Events." A replay will be available following the call via the Company’s website.
About Vital Energy
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, that our business plans may change as circumstances warrant.
General risks relating to Vital Energy include, but are not limited to, moderating but continuing inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, actions by the Organization of Petroleum Exporting Countries and other producing countries and the Russian-Ukrainian military conflict, Israeli-Hamas military conflict, or other military conflicts, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the volatility of oil, natural gas liquids and natural gas prices, including our area of operation in the Permian Basin, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, including under the Inflation Reduction Act (the “IRA”) including those related to climate change, the impact of legislation or regulatory initiatives intended to address induced seismicity on the Company’s ability to conduct its operations; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company’s transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company’s business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development, imposition of any additional taxes under the IRA or otherwise, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2022, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy’s website at www.vitalenergy.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Investor Contact:
Ron Hagood
918.858.5504
ir@vitalenergy.com
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